Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
          Investors:
          Scott Phipps, Manager, Investor Relations, (210) 283-2882
          Media:
          Natalie Silva, Manager, Public Relations, (210) 283-2729
          Tesoro Closes Offering Of $500 Million 6 1/2% Senior Notes Due 2017
SAN ANTONIO — May 29, 2007 — Tesoro Corporation (“Tesoro”) (NYSE: TSO) announced today the closing of its offering of $500 million in aggregate principal amount of its 6 1/2% Senior Notes due 2017 issued pursuant to a private placement and expected to be resold by the initial purchasers under Rule 144A and Regulation S under the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
     Today, Tesoro used the net proceeds from the Notes offering, together with cash on hand, to repay borrowings under Tesoro’s $700 million 364-day term loan. The 364-day term loan was used to finance, in part, the acquisition of certain assets from Shell Oil Products US. The 364-day term loan was terminated upon repayment.
     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 880 branded retail stations, of which over 460 are company owned retail stations.
     The foregoing statements regarding the Company’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.
###